EXHIBIT 99.1

FOR IMMEDIATE RELEASE - July 20, 2007
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Tracy, California

"Service 1st Bancorp Announces Appointment of Susan H. Lenz as Director"

July 20, 2007

Service 1st Bancorp (the "Company", OTCBB: SVCF) today announced the appointment of Susan H. Lenz as a director of the Company and of its subsidiary, Service 1st Bank.

"With her expertise and experience, Susan will be joining our team of directors to assist management in carrying out our strategic plan. As an active member in the community and a position as a primary shareholder and partner since 1982 in Iacopi, Lenz and Company Accountancy Corporation, Susan will add immeasurable guidance and credibility while reinforcing vision and establishing policy at Service 1st Bancorp and Service 1st Bank," said John O. Brooks, Chairman and Chief Executive Officer of Service 1st Bancorp.

"In addition to her role as a director in overseeing the growth and development of Service 1st Bancorp and Service 1st Bank, Susan will also assume the position of Chairwoman of the Audit Committee. With a dedicated background in Accounting, Susan's experience spans over 29 years. Beginning at Humphrey's College in Stockton, she excelled with honors attaining a Bachelors of Science degree with an emphasis in Accounting in 1978. Susan continued her education at Golden Gate University and worked toward a Master's Degree in Taxation. She continued to achieve excellence in accounting and obtained a Certified Public Accountant license in September of 1982," said Mr. Brooks.

Susan resides in Stockton with her husband, Don and two teenage children. In addition to her dedication to her family and career, Susan volunteers her time as a President of the Lincoln Unified School District, a PTSA officer and involvement with several community and charitable endeavors.

                           Forward Looking Statements:
                           ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any

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obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

                              Contact Information:

Any inquiries may be directed to:
John Brooks at    (209) 820-7953 / jbrooks@service1stbank.com
Patrick Carman at (209) 820-7951 / pcarman@service1stbank.com or
Robert Bloch at   (209) 820-7923 / rbloch@service1stbank.com



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